EXHIBIT 99.    CAUTIONARY STATEMENT UNDER PRIVATE SECURITIES
               LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR
               FORWARD-LOOKING DISCLOSURES

Certain forward-looking statements are included in this Form 10-Q and may be made by company spokespersons based on current expectations of management. All forward-looking statements made by the company are subject to risks and uncertainties. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

- Competitive factors, including generic competition as patents on key products, such as Prozac, expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and new patented products or expanded indications for existing products introduced by competitors, which can lead to declining demand for the company's products.

- Changes in inventory levels maintained by pharmaceutical wholesalers can cause reported sales for a particular period to differ significantly from underlying prescriber demand.

- Economic factors over which the company has no control, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions in volatile areas such as Latin America.

- Governmental factors, including federal, state and foreign laws and regulations that affect pharmaceutical pricing, including Medicaid, Medicare, pharmaceutical importation laws, and other laws and regulations that could, directly or indirectly, impose governmental controls on the prices at which the company's products are sold.

- The difficulties and uncertainties inherent in new product development. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others.

- Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in lost market opportunity.

- Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

- Legal factors including unanticipated litigation of product liability or other liability claims; antitrust litigation; environmental matters; and patent disputes with competitors which could preclude commercialization of products or negatively affect the profitability of existing products. In particular see "Financial Expectations for 2001 and 2002" under Part I, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations, for a discussion of the expected impact of litigation involving the company's U.S. patents on Prozac. In addition, the company has applied to the U.S. FDA under applicable law for an additional six months of U.S. market exclusivity after the Prozac patent expiry based on studies conducted in pediatric populations. While the company believes it will receive the additional six months of exclusivity, there can be no assurance that this will occur.

- Changes in tax laws, including laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates, and settlements of federal, state, and foreign tax audits.

- Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to the company.

- Internal factors such as changes in business strategies and the impact of restructurings and business combinations.